Exhibit 21

                   				          	   Place of			     % of Voting
Name					                          Incorporation			 Securities Owned
-------				                     	----------------			---------------------
Electronic Retailing Systems,		Connecticut				           100%
  International, Inc.



	Other subsidiaries of the Company are not named in the table above. Such unnamed subsidiaries considered in the aggregate as a single subsidiary would not be considered a significant subsidiary.


